UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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Patriot National Bancorp, Inc.

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November 24, 2021

To the Shareholders of Patriot National Bancorp, Inc.:

On behalf of the Board of Directors and our staff, we would like to take this opportunity to thank you for your investment in Patriot National Bancorp, Inc. (NASDAQ: PNBK) (“Patriot”). Enclosed is our annual report for the fiscal year of 2020 and an update on our recently announced merger.

2020 was a challenging year due to the onset of Covid-19. Fortunately, our business continuity and pandemic plans were successfully implemented. As a result, operations remained stable in 2020 and throughout the ongoing pandemic period. Our infrastructure and remote-ready capabilities allowed us to maintain functionality of all banking services and to continue to serve our customers’ needs, while safety measures were elevated to protect our employees and customers. Patriot staff worked diligently to address the Covid-19-related business disruption that many of our customers and borrowers experienced. We offered programs and accommodations to assist throughout the recovery. This included access to certain payment relief programs provided under the Coronavirus Aid, Relief and Economic Security (“CARES Act”). During 2020, we granted requests for payment relief across commercial real estate loans and commercial industrial loans of approximately $233 million. As of September 30, 2021, all but $7 million of these loan deferrals have resumed normal payment terms. In addition, we participated in the Small Business Administration’s (SBA) Paycheck Protection Program (PPP) and offered relief programs for eligible borrowers allowing businesses and consumers impacted by the pandemic to temporarily defer some loan payments.

Our actions were guided, as always, by our belief in the importance of customer relationships and exceeding customer expectations. We are proud of the team’s efforts and abilities to make a positive and impactful difference for our customers and the community, while Patriot continued to improve its financial health and seek value creation options for our shareholders.

For the fiscal year ended December 31, 2020, Patriot reported a net loss of $3.8 million, or $0.97 per share, as compared to a net loss of $2.8 million, or $0.72 per share, in 2019. The net loss was largely a result of a decline in net interest income of $1.2 million, and the recognition of a provision for loan losses of $2.2 million. Both the decline in net interest income and the higher-than-expected loan loss provision were primarily the result of the impact of the Covid-19 pandemic, where loan growth was purposely tapered to protect from market uncertainties. This pandemic-driven decline of average loan balances, along with the decline in interest rates, contributed to the decline in Patriot’s net-interest income. The pandemic also resulted in the need to increase loan loss provisions due to the uncertainty associated with our borrowers’ ability to continue their business operations and repay their debts. We are pleased that the recovery was more positive than planned for, with nearly all borrowers having resumed normal payment terms. Profitability and growth are back on track, as publicly reported for the first three quarters of 2021.

We also highlight that the launch of our prepaid debt card business has been a success. Over $50 million of prepaid debit card deposits were acquired in July 2020. Since then, program balances have grown to more than $140 million through September 30, 2021 and contributed to a significant reduction in cost of funds. This business line will continue to play an increasing role in improving both net interest margin and non-interest income. Throughout 2020 and 2021, Patriot maintained its focus on balance sheet management, product segment build-out, and executing its profit enhancing strategies; these efforts are evidenced in the rising profitability reported throughout this 2021 fiscal year and the strategic shift towards a digital strategy.

On November 15, 2021, we announced our entering into a merger agreement with American Challenger Development Corp. (“American Challenger”), whereby Patriot would acquire American Challenger for an implied total transaction value of $119 million via a reverse subsidiary merger. In connection with the proposed merger, Patriot will recapitalize the combined company with $890 million of new capital to fuel growth of the combined business plans of Patriot and American Challenger. With traditional banking’s gradual shift toward digital banking, the scope of the proposed merger is expected to propel Patriot to the forefront of digital banking and result in the largest digital banking platform in the United States. The transaction is targeted to close in the first quarter of 2022 and is subject to regulatory, shareholder and other approvals.

As the organization turns it focus on the future, Patriot is encouraged by the continued loyalty from the communities we serve and the growth opportunities in front of us. We remain focused on growing core businesses efficiently and effectively, with the guiding principle of conservative but profitable operations. Our focus and attention will be on the continued development of business lines, such as our commercial portfolio and our pre-paid debit card partnerships and leveraging the potential of our SBA division. And with an anticipated successful closing of the proposed merger transaction targeted for the first quarter of 2022, we believe that Patriot shareholders will prosper from having a leading technology platform that will offer customers cost-effective products and services along with a digital-first experience.

We look forward to your participation at our Annual Meeting at 10 a.m. Eastern Time on December 22, 2021.

Sincerely,

Michael A. Carrazza	Robert G. Russell, Jr.
Chairman	President and Chief Executive Officer

Cautionary Statement About Forward-Looking Statements:

This letter includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and future performance of Patriot and American Challenger. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," “targets,” “designed,” "could," "may," "should," "will" or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on Patriot’s and American Challenger’s current expectations and assumptions regarding Patriot’s and American Challenger’s businesses, the economy, and other future conditions.

Because forward-looking statements relate to future results and occurrences, they are subject to inherent risks, uncertainties, changes in circumstances and other factors that are difficult to predict. Many possible events or factors could affect Patriot’s and/or American Challenger’s future financial results and performance and could cause the actual results, performance or achievements of Patriot and American Challenger to differ materially from any anticipated results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, (1) the risk that the cost savings, any revenue synergies and other anticipated benefits of the proposed transactions may not be realized or may take longer than anticipated to be realized, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the condition of the economy and competitive factors in areas where Patriot does business, (2) disruption to the parties’ business activities as a result of the announcement and pendency of the proposed transactions and diversion of management’s attention from ongoing business activities and opportunities, (3) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement, dated November 14, 2021, between Patriot and American Challenger (the “Merger Agreement”), or the investment agreements between Patriot and the investors in the recapitalization (“Investment Agreements”), (4) the risk that the integration of Patriot and American Challenger will be materially delayed or will be more costly or difficult than expected or that Patriot and American Challenger are otherwise unable to successfully integrate their companies, (5) the failure to obtain the necessary approvals of Patriot’s shareholders, (6) the outcome of any legal proceedings that may be instituted against Patriot and/or American Challenger, (7) the failure to obtain required governmental approvals or a delay in obtaining such approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transactions), (8) reputational risk and potential adverse reactions of Patriot’s and/or American Challenger’s customers, suppliers, employees or other business partners, as applicable, including those resulting from the announcement or completion of the proposed transactions, (9) the failure of any of the closing conditions in the Merger Agreement or Investment Agreements to be satisfied on a timely basis or at all, (10) delays in closing the proposed merger or recapitalization, (11) the possibility that the proposed merger and recapitalization may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by Patriot’s issuance of additional shares of its capital stock in connection with the proposed transactions, (13) general competitive, economic, political and market conditions, (14) other factors that may affect future results of Patriot, including changes in asset quality and credit risk, the inability to sustain revenue and earnings growth, changes in interest rates and capital markets, inflation, customer borrowing, repayment, investment and deposit practices, the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms, and (15) the impact of the ongoing global COVID-19 pandemic on Patriot’s and/or American Challenger’s businesses, the ability to complete the proposed transactions and/or any of the other foregoing risks.

Except to the extent required by applicable law or regulation, each of Patriot and American Challenger disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included in this communication to reflect future events or developments. Further information regarding Patriot which could affect the forward-looking statements contained herein can be found in Patriot’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, its subsequent Quarterly Reports on Form 10-Q, and its other filings with the Securities and Exchange Commission (“SEC”) and in the proxy statement related to the proposed transactions.

Additional Information and Where to Find It

In connection with the proposed merger and recapitalization, Patriot will file a proxy statement and other relevant documents with the SEC. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement (when available) and other documents filed by Patriot at the SEC's website at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from Patriot by directing such request to Patriot at 900 Bedford Street, Stamford, CT, 06901, Attention: Michael Carrazza, telephone: 203-251-8230.

Participants in the Solicitation

Patriot and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the merger and recapitalization. A list of the names of such directors and executive officers and information concerning such participants’ ownership of Patriot common stock is set forth in Patriot’s information statements and Annual Reports on Form 10-K, previously filed with the SEC. Additional information about the interests of those participants may be obtained from reading the proxy statement relating to the merger and recapitalization when it becomes available, or by directing a request to Patriot at 900 Bedford Street, Stamford, CT, 06901, Attention: Michael Carrazza, telephone: (203) 251-8230.

American Challenger and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from Patriot’s shareholders in connection with the merger and recapitalization. A list of the names of such directors and executive officers and information regarding their interests in the merger will be contained in the proxy statement when available.